EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $1.58 on Revenues of $167 Million

BENTONVILLE, Ark., Nov. 15, 2018 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the second quarter of fiscal year 2019.

Highlights of second quarter operating results:

  Net earnings of $11.3 million – $1.58 per diluted share vs. net earnings of $6.0 million – $.79 per diluted share for prior year quarter
  Income tax benefit related to share-based compensation of $543,000 ($.08 per diluted share) compared to $612,000 ($.08 per diluted share) for the prior year quarter
  Revenues of $167 million compared to $149 million for the prior year quarter, current quarter includes a $2.1 million increase in interest income and same store revenue increase of 11%
  Increased sales volume productivity with 29.7 retail units sold per store per month, up from 28.4 for the prior year quarter
  Average retail sales price increased $612 to $11,030 or 5.9% from the prior year quarter
  Gross profit margin percentage decreased to 41.7% from 42.0% for the prior year quarter
  Collections as a percentage of average finance receivables increased to 13.0% from 12.2% for the prior year quarter.  The weighted average contract term decreased to 32.1 months from 32.5 from the prior year quarter and decreased from 32.4 from the first quarter of 2019
  Net Charge-offs as a percent of average finance receivables decreased to 6.6% from 7.5% for the prior year quarter
  Accounts over 30 days past due decreased to 3.4% from 4.1% at October 31, 2017
  Average percentage of finance receivables current increased to 81% from 80% at October 31, 2017
  Provision for credit losses of 26.3% of sales vs. 29.7% for prior year quarter
  Selling, general and administrative expenses at 17.9% of sales vs. 18.2% for prior year quarter
  Active accounts base over 74,000, an increase of over 3,000 from April 30, 2018
  Debt to equity of 67.5% and debt to finance receivables of 30.8%
  Strong cash flows supporting the $15 million increase in finance receivables, $1.7 million increase in inventory, $852,000 in net capital expenditures and $6.5 million in common stock repurchases (89,656 shares) with a $9.7 million increase in total debt

Highlights of six-month operating results:

  Net income of $22.1 million – $3.11 per diluted share vs. net income of $13.0 million – $1.69 per diluted share for prior year period
  Income tax benefit related to share-based compensation of $1.5 million ($.21 per diluted share) compared to $784,000 ($.10 per diluted share) for the prior year quarter
  Revenues of $331 million compared to $296 million for the prior year period, current period includes a $3.8 million increase in interest income and same store revenue increase of 11.6%
  Retail unit sales increase of 6% to 25,200 from 23,769 for the prior year period with improved productivity at 29.8 retail units sold per store per month, up from 28.3 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 13.0%, down from 13.8% for prior year period
  Provision for credit losses of 26.2% of sales vs. 28.2% of sales for prior year period
  Strong cash flows supporting the $34.4 million increase in finance receivables, $5.6 million increase in inventory, $1.5 million in net capital expenditures and $13.9 million in common stock repurchases (205,655 shares) with a $12.4 million increase in total debt

“We are pleased to report another solid quarter and are proud of the hard work, dedication, and commitment of our associates as we help customers succeed. Car-Mart is a vitally important part of the communities we serve, and we now have over 74,000 customers, up about 4,500 in the last twelve months. We will always strive to continually improve our service levels, and we are excited about our future and our ability to grow the business in a healthy manner. There is real purpose in our work. The market we serve is quite large, and it’s up to us to grow our customer count and at the same time continue to improve operationally.  We have spent years building an infrastructure to support a much larger business, with more recent investments directed at the General Manager Recruitment, Training and Advancement program as well as significant efforts to improve our inventory management processes,” said Jeff Williams, President and Chief Executive Officer.  “We attribute the improvements in our operating metrics to these investments, together with our total commitment to the company’s ‘Operations Non-Negotiables’ in our daily work. Our focus on basic blocking and tackling is allowing us to move the business forward in a positive manner.”

“During the quarter, we opened three new dealerships. These dealerships are in Fayetteville, Arkansas, Bixby, Oklahoma and Montgomery, Alabama. Additionally, we have three new lot openings in process. These dealerships will be in Conway, Arkansas, Bryant, Arkansas and Chattanooga, Tennessee,” said Mr. Williams. “All of these dealerships will be managed by some of our top-performing general managers as we expand the number of customers served by these managers to leverage their talents. We are excited about the direction our company is moving, and we are committed to getting better.”

“It is encouraging to see the continued improvements in our top line revenue and credit loss results.  Our associates’ commitment to customer service is showing up in our sales volume productivity, which was up 4.6% compared to the prior year quarter, and charge-offs as a percentage of average receivables was down to 6.6%.  Collections as a percentage of average receivables increased to 13% for the quarter,” said Vickie Judy, Chief Financial Officer.  “Also, it is good to see some leveraging in our selling, general and administrative expenses as our investments are paying off in supporting our increased revenues.”

“We repurchased 89,656 shares of our common stock (1.3% of our outstanding shares at July 31, 2018) during the quarter at an average price of $72.44 for a total of $6.5 million. Since February 2010 we have repurchased 6.0 million shares (51% of our outstanding shares at January 31, 2010) at an average price of approximately $35. We plan to continue to repurchase shares opportunistically as we move forward.  During the first six months of the fiscal year, we have added over $34.4 million in receivables, repurchased $13.9 million of our common stock, funded $1.5 million in net capital expenditures, and increased inventory by $5.6 million to support higher sales levels with only a $12.4 million increase in debt. Our balance sheet is very strong with a debt to finance receivables ratio of 30.8%,” added Ms. Judy. “We will continue to focus on strong cash-on-cash returns while being mindful of the continuing infrastructure investment needs in the key areas of the business.”

Conference Call

Management will be holding a conference call on Friday, November 16, 2018 at 11:00 a.m. Eastern Time to discuss second quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #1085829.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 143 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts: Jeffrey A. Williams, President and CEO (479) 418-8021 or Vickie D. Judy, CFO (479) 418-8081

America's Car-Mart, Inc. Consolidated Results of Operations (Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2018	Three Months Ended
	October 31,		vs.	October 31,
	2018	2017	2017	2018	2017
Operating Data:
Retail units sold	12,667	11,932	6.2%
Average number of stores in operation	142	140	1.4
Average retail units sold per store per month	29.7	28.4	4.6
Average retail sales price	$11,030	$10,418	5.9
Same store revenue growth	11.0%	0.6%
Net charge-offs as a percent of average finance receivables	6.6%	7.5%
Collections as a percent of average finance receivables	13.0%	12.2%
Average percentage of finance receivables-current (excl. 1-2 day)	81.0%	80.1%
Average down-payment percentage	5.8%	5.8%

Period End Data:
Stores open	143	140	2.1%
Accounts over 30 days past due	3.4%	4.1%
Finance receivables, gross	$535,842	$492,495	8.8%

Operating Statement:
Revenues:
Sales	$146,411	$130,427	12.3%	100.0%	100.0%
Interest income	20,760	18,691	11.1	14.2	14.3
Total	167,171	149,118	12.1	114.2	114.3

Costs and expenses:
Cost of sales	85,366	75,623	12.9	58.3	58.0
Selling, general and administrative	26,198	23,727	10.4	17.9	18.2
Provision for credit losses	38,521	38,746	(0.6)	26.3	29.7
Interest expense	1,981	1,324	49.6	1.4	1.0
Depreciation and amortization	979	1,108	(11.6)	0.7	0.8
Loss on disposal of property and equipment	12	57	(78.9)	-	-
Total	153,057	140,585	8.9	104.5	107.8

Income before taxes	14,114	8,533		9.6	6.5

Provision for income taxes	2,833	2,564		1.9	2.0

Net income	$11,281	$5,969		7.7	4.6

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$11,271	$5,959

Earnings per share:
Basic	$1.64	$0.82
Diluted	$1.58	$0.79

Weighted average number of shares used in calculation:
Basic	6,865,060	7,354,499
Diluted	7,132,217	7,555,026

America's Car-Mart, Inc. Consolidated Results of Operations (Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2018	Six Months Ended
	October 31,		vs.	October 31,
	2018	2017	2017	2018	2017
Operating Data:
Retail units sold	25,200	23,769	6.0%
Average number of stores in operation	141	140	0.7
Average retail units sold per store per month	29.8	28.3	5.3
Average retail sales price	$11,022	$10,402	6.0
Same store revenue growth	11.6%	1.3%
Net charge-offs as a percent of average finance receivables	13.0%	13.8%
Collections as a percent of average finance receivables	26.0%	24.6%
Average percentage of finance receivables-current (excl. 1-2 day)	81.4%	80.5%
Average down-payment percentage	6.0%	6.0%

Period End Data:
Stores open	143	140	2.1%
Accounts over 30 days past due	3.4%	4.1%
Finance receivables, gross	$535,842	$492,495	8.8%

Operating Statement:
Revenues:
Sales	$290,512	$258,701	12.3%	100.0%	100.0%
Interest income	40,674	36,835	10.4	14.0	14.2
Total	331,186	295,536	12.1	114.0	114.2

Costs and expenses:
Cost of sales	169,534	150,829	12.4	58.4	58.3
Selling, general and administrative	52,580	47,592	10.5	18.1	18.4
Provision for credit losses	76,064	72,906	4.3	26.2	28.2
Interest expense	3,785	2,496	51.6	1.3	1.0
Depreciation and amortization	1,964	2,187	(10.2)	0.7	0.8
Loss on disposal of property and equipment	12	104	(88.5)	-	-
Total	303,939	276,114	10.1	104.6	106.7

Income before taxes	27,247	19,422		9.4	7.5

Provision for income taxes	5,083	6,461		1.7	2.5

Net income	$22,164	$12,961		7.6	5.0

Dividends on subsidiary preferred stock	$(20)	$(20)

Net income attributable to common shareholders	$22,144	$12,941

Earnings per share:
Basic	$3.21	$1.74
Diluted	$3.11	$1.69

Weighted average number of shares used in calculation:
Basic	6,894,547	7,451,673
Diluted	7,129,451	7,661,668

America's Car-Mart, Inc. Consolidated Balance Sheet and Other Data (Dollars in Thousands)

	October 31,	April 30,	October 31,
	2018	2018	2017

Cash and cash equivalents	$679	$1,022	$358
Finance receivables, net	$409,714	$383,617	$376,577
Inventory	$39,255	$33,610	$31,315
Total assets	$487,396	$455,584	$444,007
Total debt	$164,789	$152,367	$137,950
Treasury stock	$218,197	$204,325	$182,112
Total equity	$244,310	$230,535	$226,910
Shares outstanding	6,822,763	6,849,161	7,177,213

Finance receivables:
Principal balance	$535,842	$501,438	$492,495
Deferred revenue - payment protection plan	(20,790)	(19,823)	(18,956)
Deferred revenue - service contract	(10,550)	(10,332)	(9,868)
Allowance for credit losses	(126,128)	(117,821)	(115,918)

Finance receivables, net of allowance and deferred revenue	$378,374	$353,462	$347,753

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Six months Ended
	October 31,
	2018	2017
Balance at beginning of period	$117,821	$109,693
Provision for credit losses	76,064	72,906
Charge-offs, net of collateral recovered	(67,757)	(66,681)
Balance at end of period	$126,128	$115,918